As filed with the Securities and Exchange Commission on January 8, 2015

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Golden Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware	63-0250005
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Golden Flake Drive Birmingham, Alabama	35205
(Address of Principal Executive Offices)	(Zip Code)

________________________________________

Golden Enterprises, Inc.
2014 Long Term Incentive Plan
(Full Title of the Plan)
________________________________________

Mark W. McCutcheon, CEO
Golden Enterprises, Inc.
One Golden Flake Drive
Birmingham, AL
(205) 323-6161
(Name, address and telephone number, including area code, of agent for service)
________________________________________

Copy to:
John P. McKleroy, Jr., Esq.
Spain & Gillon, LLC
2117 Second Avenue North
Birmingham, AL  35203
(205) 328-4100
________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer", “non-accelerated filer” and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ____	Accelerated Filer ____
Non-Accelerated Filer ____	Smaller Reporting Company X

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed maximum		Amount of
Title of securities to be	Amount to be		maximum offering	aggregate offering		registration
registered	registered		price per share	price		fee
Common Stock	750,000	(1)	$3.57	$2,677,500	(2)	$311.13
par value $0.66 2/3
per share

(1)
This registration statement covers up to 750,000 shares of Common Stock that may be issued under the registrant's 2014 Long Term Incentive Plan. This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the price at which options may be exercised and where such price is not known, the average of the high and low sale prices as of January 6, 2015, which was $3.57 as reported on the NASDAQ Stock Market.

INTRODUCTION

Golden Enterprises, Inc. (“Golden Enterprises”) is registering a total of 750,000 shares of common stock for issuance under the 2014 Long Term Incentive Plan (the “Plan”) pursuant to its terms and conditions.  The Plan was approved by the shareholders of Golden Enterprises at its annual stockholders meeting held on September 18, 2014.

Part I
Information Required in the Section 10(a) Prospectus

The document(s) containing the information concerning the Plan will be sent or given to Plan participants as specified by Rule 428(b)(1).  Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement as the Plan and Plan Summary were previously provided to shareholders in the Golden Enterprises’ 2014 Proxy Statement.

Part II
Information Required in Registration Statement

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed by Golden Enterprises with the SEC are incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended May 30, 2014;

2.	Proxy Statement dated August 22, 2014 in connection with Golden Enterprises 2014 Annual Meeting of Shareholders;

3.	Quarterly Report on Form 10-Q for the quarter ended August 29, 2014;

4.	Current Reports on Form 8-K filed September 18, 2014 to report annual and/or quarterly earnings and certain other developments disclosed therein; and

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Item 4.   Description of Securities.

Golden Enterprises’ authorized capital stock consists of 35,000,000 shares of Common Stock, of which 11,732,632 shares were issued and outstanding as of January 8, 2015.

Item 5.   Interests of Named Experts and Counsel.

John P. McKleroy, Jr., who is a Director of the Company, is a member of Spain and Gillon, L.L.C., a law firm that issued the legal opinion attached hereto which provides that the issuance and sale of the common stock offered pursuant to the Plan will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the Plan.  Mr. McKleroy is not an eligible participant under the Plan.

Item 6.   Indemnification of Directors and Officers

Section 145 of the General Corporation Law in the State of Delaware:  (i) gives Delaware corporations broad powers to indemnify the present and former directors and officers and those of affiliated corporations against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) permits a corporation to buy directors and officers liability insurance.  Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

Article 13 of Golden Enterprises' By-Laws requires Golden Enterprises to indemnify its directors and officers to the maximum extent permitted by the general corporation law of the State of Delaware.  Article 12 of Golden Enterprises' Certificate of Incorporation also provides that Golden Enterprises may indemnify and advance expenses to its directors, officers, employees or agents to the fullest extent permitted by applicable law.  Additionally, Golden Enterprises has entered into Indemnification Agreements with its Directors which provide that Golden Enterprises will indemnify its Directors to the fullest extent allowed by applicable law.

Section 102(b)(7) of the general corporation law of the State of Delaware permits a Delaware corporation to include in its Certificate of Incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit.  Golden Enterprises' Certificate of Incorporation includes such provision in Article 12 thereof.

Golden Enterprises maintains insurance policies insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers.  The aggregate amount payable for individual directors and officers under such policies in any policy year is limited to $15,000,000.  After certain deductibles, Golden Enterprises is entitled to reimbursement of up to $15,000,000 under such policies in connection with its indemnification of directors and officers.

Golden Enterprises also maintains an insurance policy insuring those individuals who are fiduciaries, as defined by the Employee Retirement Income Security Act of 1974, under certain Employee Benefit Plans of Golden Enterprises and its subsidiaries against certain losses incurred by them as a result of claims based on their responsibilities, obligations and duties under such Act.  This fiduciary policy is subject to certain deductibles and has an annual aggregate limit of $5,000,000.

Item 8.   Exhibits

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.

Item 9.   Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 8, 2015.

GOLDEN ENTERPRISES, INC.

By:	/s/ Mark W. McCutcheon
Mark W. McCutcheon
Chief Executive Officer
(principal executive officer)

By:	/s/ Patty R. Townsend
Patty R. Townsend
Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark W. McCutcheon and Patty R. Townsend, or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mark W. McCutcheon	Director, Chairman of the Board, Chief	January 8, 2015
Mark W. McCutcheon	Executive Officer and President

/s/ Patty Townsend	Vice President, Secretary and	January 8, 2015
Patty Townsend	Principal Financial Officer

/s/ F. Wayne Pate	Director	January 8, 2015
F. Wayne Pate

/s/ Edward R. Pascoe	Director	January 8, 2015
Edward R. Pascoe

/s/ John P. McKleroy, Jr.	Director	January 8, 2015
John P. McKleroy, Jr.

/s/ John S.P. Samford	Director	January 8, 2015
John S.P. Samford

/s/ J. Wallace Nall, Jr.	Director	January 8, 2015
J. Wallace Nall, Jr.

/s/ Joann F. Bashinsky	Director	January 8, 2015
Joann F. Bashinsky

/s/ Paul R. Bates	Executive Vice President	January 8, 2015
Paul R. Bates	and Director

/s/ David A. Jones	Executive Vice President	January 8, 2015
David A. Jones	and Director

/s/ William B. Morton, Jr.	Director	January 8, 2015
William B. Morton, Jr.

/s/ John S. Stein III	Director	January 8, 2015
John S. Stein III

Exhibit Number	Exhibit Description
3.1
Certificate of Incorporation of Golden Enterprises, Inc. (originally known as “Golden Flake, Inc.”) dated December 11, 1967 (incorporated by reference to Exhibit 3.1 to Golden Enterprises, Inc. May 31, 2004 Form 10-K filed with the Commission).

3.2
Certificate of Amendment of Certificate of Incorporation of Golden Enterprises, Inc. dated December 22, 1976 (incorporated by reference to Exhibit 3.2 to Golden Enterprises, Inc. May 31, 2004 Form 10-K filed with the Commission).

3.3
Certificate of Amendment of Certificate of Incorporation of Golden Enterprises, Inc. dated October 2, 1978 (incorporated by reference to Exhibit 3 to Golden Enterprises, Inc. May 31, 1979 Form 10-K filed with the Commission).

3.4
Certificate of Amendment of Certificate of Incorporation of Golden Enterprises, Inc. dated October 4, 1979 (incorporated by reference to Exhibit 3 to Golden Enterprises, Inc. May 31, 1980 Form 10-K filed with the Commission).

3.5
Certificate of Amendment of Certificate of Incorporation of Golden Enterprises, Inc. dated September 24, 1982 (incorporated by reference to Exhibit 3.1 to Golden Enterprises, Inc. May 31, 1983 Form 10-K filed with the Commission).

3.6
Certificate of Amendment of Certificate of Incorporation of Golden Enterprises, Inc. dated September 22, 1983 (incorporated by reference to Exhibit 19.1 to Golden Enterprises, Inc. Form 10-Q Report for the quarter ended November 30, 1983 filed with the Commission).

3.7
Certificate of Amendment of Certificate of Incorporation of Golden Enterprises, Inc. dated October 3, 1985 (incorporated by reference to Exhibit 19.1 to Golden Enterprises, Inc. Form 10-Q Report for the quarter ended November 30, 1985 filed with the Commission).

3.8
Certificate of Amendment of Certificate of Incorporation of Golden Enterprises, Inc. dated September 23, 1987 (incorporated by reference to Exhibit 3.1 to Golden Enterprises, Inc. May 31, 1988 Form 10-K filed with the Commission).

3.9	By-Laws of Golden Enterprises, Inc. (incorporated by reference to Exhibit 3.4 to Golden Enterprises, Inc. May 31, 1988 Form 10-K filed with the Commission).

5.*	Opinion of Spain & Gillon, LLC regarding the legality of the common stock being registered pursuant hereto.

23.*	Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.

24.*	Power of Attorney (included on signature page of this Registration Statement).

99.2*.	Golden Enterprises, Inc. 2014 Long Term Incentive Plan previously filed as Schedule 1 to Golden Enterprises, Inc. Proxy Statement dated August 22, 2014 for its 2014 Annual Meeting of Shareholders.

*Filed herewith